RISE CLOSES SECOND TRANCHE OF PRIVATE PLACEMENT

December 29, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise” or the “Company”) is pleased to announce that it has closed the second tranche of the non-brokered private placement announced in its August 24, 2017 news release (the “Financing”).

In this second tranche, the Company raised an additional $962,550 through the sale of 6,417,000 units (each a “Unit”) at $0.15 per Unit where each Unit consists of one share of common stock (a “Share”) and one share purchase warrant (a “Warrant”).  Each Warrant entitles the holder to acquire one additional Share at an exercise price of $0.25 until December 27, 2019.  The Company has paid to three finders, fees in accordance with CSE policies of a total of $55,779 and issued a total of 371,860 finder’s warrants (each a “Finder’s Warrant”) where each Finder’s Warrant entitles the holder to acquire one Share at a price of $0.25 until December 27, 2019.

The securities referenced herein have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold in the United States except in compliance with exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise is an exploration-stage mining company.  The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA.  The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955.  Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release.  Rise undertakes no obligation to update forward-looking statements or information except as required by law.